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PRESS RELEASE


                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              2ND QUARTER EARNINGS


Colchester, Illinois - August 12, 2005 - (NASDAQ - FFBI) - First Federal Bancshares, Inc., the holding company for First Federal Bank, announced net income of $289,000 or $.26 per share for the quarter ended June 30, 2005 compared to $248,000 or $.16 per share for the quarter ended June 30, 2004. Diluted earnings per share were $.24 and $.15 per share for both periods, respectively. The increase in net income is primarily a result of an increase in noninterest income associated with net gains on sale of securities, increases in loan origination and servicing fees and other fee income, and a decrease in the provision for income taxes, offset by decreased net interest income and increased provision for loan losses. Net income for the six months ended June 30, 2005 was $574,000 or $.50 per share, compared to $816,000 or $.51 per share for the six months ended June 30, 2004. The decrease in net income was primarily a result of a decrease in net interest income and noninterest income, and an increase in the provision for loan losses, offset by a decrease in the provision for income taxes.

Net interest income for the quarter ended June 30, 2005 totaled $1.9 million compared to $2.1 million for the prior year quarter. The slight decrease in net interest income was primarily a result of the tender offer completed on May 28, 2004, which decreased interest-earning assets approximately $11. 6 million, and the trust preferred offering completed on March 25, 2004, which increased interest-bearing liabilities approximately $7.2 million. Decreases occurred in the net interest spread and the net interest margin from 2.52% and 2.69%, respectively, for the quarter ended June 30, 2004 to 2.26% and 2.40%, respectively, for the quarter ended June 30, 2005. The decrease in the spread and margin was due to the decrease in volume of interest-earning assets and the increase in volume and rate of interest-bearing liabilities due to subordinated debt issued in connection with the trust preferred securities offering and the increase in the cost of funds exceeding the increase in the yield on interest-earning assets as interest-bearing liabilities repriced upward more quickly than interest-earning assets in reaction to the increasing short-term interest rate environment. In addition, the ratio of interest-earning assets to interest-bearing liabilities decreased from 108.97% for the quarter ended June 30, 2004 to 105.92% for the quarter ended June 30, 2005.

The provision for loan losses was $115,000 for the quarter ended June 30, 2005 compared to zero for the same period in 2004 due to increased loan volume in 1-4 family mortgages from $89.0 million to $101.2 million for the quarter ended June 30, 2005. Management considered the allowance for loan losses to be adequate during both periods.

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Noninterest income was $476,000 for the three-month period ended June 30, 2005 compared to $186,000 for the prior year quarter. The increase was a result of a $221,000 increase in net gains on the sale of securities, an increase of $14,000 in loan origination and servicing fees, and an increase of $58,000 in other fee income due to the implementation of an overdraft privilege program.

Noninterest expense was $1.8 million for both quarters ended June 30, 2005 and June 30, 2004. Compensation and benefits expense decreased $36,000 compared to the same quarter in 2004. This decrease was offset by an $8,000 increase in occupancy and equipment expense, a $22,000 increase in data processing expense and slight increases in advertising and other noninterest expenses.

The Company's income tax expense decreased $80,000 to $155,000 for the quarter ended June 30, 2005 compared to $235,000 during the same period in 2004 as a result of decreased income and a decrease in the effective tax rate. The decrease in the effective tax rate is primarily due to the filing of a consolidated tax return during the current period, thereby allowing the Company to utilize and record the tax benefits not recorded in the prior comparative period.

Total assets were $329.4 million at June 30, 2005 compared to $312.5 million at December 31, 2004. During the six months ended June 30, 2005, cash and cash equivalents decreased $3.0 million to $11.4 million and securities available-for-sale decreased $7.5 million to $146.1 million. Loans receivable increased $26.9 million primarily as a result of the purchase of single-family 5/1 hybrid ARM whole loans with 30-year maturities, totaling approximately $17.8 million, purchased at a premium of approximately $171,000, with a net weighted average coupon of 5.05%. These purchases are part of the Company's strategy to increase income through an increase in interest-earning assets, in particular loans receivable.

Shareholders' equity at June 30, 2005 was $22.5 million compared to $24.1 million at December 31, 2004, a decrease of $1.6 million. The decrease in equity primarily reflects the repurchase of 75,050 shares totaling approximately $1.9 million, and a decrease in the fair value of securities available-for-sale, net of tax of $457,000 offset by net income of $574,000.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes


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in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.


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

                         FIRST FEDERAL BANCSHARES, INC.
                         SELECTED FINANCIAL INFORMATION
                                   (UNAUDITED)


                                                              JUNE 30,                       DECEMBER 31,
                                                                2005                             2004
                                                                ----                             ----
                                                                          (In thousands)
SELECTED FINANCIAL CONDITION DATA
Total assets                                               $    329,446                       $    312,487
Cash and cash equivalents                                        11,366                             14,387
Loans receivable, net                                           163,179                            136,331
Securities available for sale                                   146,070                            153,622
Deposits                                                        283,711                            273,711
Federal Home Loan Bank advances                                  14,450                              6,450
Subordinated debt                                                 7,217                              7,217
Shareholders' equity                                             22,479                             24,124

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                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                        JUNE 30,                           JUNE 30,
                                                 2005              2004             2005              2004
                                                 ----              ----             ----              -----
                                                           (In thousands, except per share data)
SELECTED OPERATIONS DATA
------------------------
Total interest income                       $     3,812       $     3,612       $    7,492       $     7,201
Total interest expense                            1,920             1,504            3,671             2,950
                                            -----------       -----------       ----------       -----------
Net interest income                               1,892             2,108            3,821             4,251
Provision for loan losses                           115                 -              115                 -
                                            -----------       -----------       ----------       -----------
Net interest income after provision
   for loan losses                                1,777             2,108            3,706             4,251
Noninterest income                                  476               186              704               756
Noninterest expense                               1,809             1,811            3,517             3,538
                                            -----------       -----------       ----------       -----------
Income before taxes                                 444               483              893             1,469
Provision for income taxes                          155               235              319               653
                                            -----------       -----------       ----------       -----------
Net income                                  $       289       $       248       $      574       $       816
                                            ===========       ===========       ==========       ===========
Earnings per share
   Basic                                    $       .26               .16              .50               .51
   Diluted                                          .24               .15              .47               .48
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                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                        JUNE 30,                           JUNE 30,
SELECTED FINANCIAL RATIOS (1)                    2005              2004             2005              2004
-----------------------------                    ----              ----             ----              ----
Return on average assets                          .36 %            .31 %             .36 %            .50 %
Return on average equity                         5.19             3.02              4.97             4.46
Average equity to average assets                 6.87            10.23              7.22            11.30
Interest rate spread during the period           2.26             2.52              2.30             2.48
Net interest margin                              2.40             2.69              2.45             2.69
General and administrative expenses
   to average assets                             2.23             2.25              2.20             2.18
Efficiency ratio (2)                            84.41            79.08             81.87            76.53

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




                                                         AS OF                               AS OF
                                                      JUNE 30, 2005                      JUNE 30, 2004
                                                      -------------                      -------------
Non-performing assets to total assets                         .44%                               .56%

Book value per share (3)                             $      19.55                       $      17.97

Number of shares outstanding for book value
 computation                                            1,150,039                           1,197,761

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents noninterest expense divided by net interest income plus noninterest income.
(3) Represents total equity divided by actual number of shares outstanding which is exclusive of treasury stock and unearned ESOP shares.

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Contact:

James J. Stebor
President and CEO
Phone: (309) 776-3225